UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

CELL MEDX CORP.

(Exact name of registrant as specified in its charter)

NEVADA	000-54500	38-3939625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 W. Nye Ln, Suite 446 Carson City, NV		89706
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (844) 238-2692

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 23, 2018, the board of directors of Cell MedX Corp. (the “Company”) unanimously resolved to increase the number of directors of the Company to five directors, and to appoint Dr. George Adams as a director to fill the vacancy created by the increase in the number of directors.

Dr. Adams brings with him a wealth of expertise in successfully developing and bringing medical devices to global markets. Dr. Adams is currently a Director and Chief Executive Officer of VentriPoint Diagnostics Ltd. (TSXV:VPT). Dr. Adams is a scientist and a serial entrepreneur with extensive public market experience. His previous positions include CEO of Amorfix Life Sciences (TSX:AMF), Chairman of Sernova Corp (TSXV:SVA) and President and CEO of the UT Innovations Foundation. Prior to this, Dr. Adams held research and executive positions with Boston Scientific Inc, Pfizer Inc, Corvita Canada Inc., University of Ottawa and Canadian Red Cross. Dr. Adams has been instrumental in founding over 32 companies who have raised $120 million and has been a Director of 10 venture capital funds, 10 start-up companies and two Centres of Excellence. Dr. Adams was awarded a World Economic Foundation Technology Pioneer for 2007 and TBI Company of the year in 2009. Dr. Adams has 124 scientific publications and is a reviewer for major scientific journals, federal granting agencies and Centres of Excellence.  Dr. Adams obtained his BASc and MASc from the University of Waterloo and his PhD in Blood and Cardiovascular Disease, from McMaster University.

There is no family relationship among the directors. There are currently no compensation arrangements with Dr. Adams. During the last two years, there have been no transactions or proposed transactions that the Company was or is a party to in which Dr. Adams has a direct or indirect material interest.

A copy of the Company’s news release regarding the appointment of the new director is attached as Exhibit 99.1 hereto.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(d)

Exhibits

The following exhibit is provided with this Current Report:

Exhibit Number	Description of Exhibit
99.1	News Release dated March 26, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL MEDX CORP.

Date: March 26, 2018
By: /s/ Terrance Owen
Dr. Terrance Owen,
Chief Executive Officer

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